EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Lindsay Hatton
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS

- Reports Diluted EPS of $.34 -

HOUSTON, TEXAS - October 22, 2003 - Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its second quarter ended September 30, 2003.

Revenues for the September quarter were $174.6 million, compared to $165.8 million in the June quarter and $181.8 million a year ago.  Net income for the September quarter was $4.8 million, or $.34 per diluted share, compared to net income of $3.6 million, or $.26 per diluted share, in the June quarter and net income of $5.4 million, or $.40 per diluted share, a year ago.

For the six months ended September 30, 2003, total revenues were $340.5 million, compared to $357.9 million for the comparable period a year ago.  Net income for the first half of this fiscal year was $8.3 million, or $.61 per diluted share, compared to $10.4 million, or $.77 per diluted share, before the cumulative effect of a change in accounting principle reflecting the adoption of SFAS No. 142, in the same period last year.  After giving effect to an after-tax goodwill impairment charge of $74.4 million, or $5.50 per diluted share, due to the implementation of SFAS No. 142, the Company reported a loss of $63.9 million, or $4.73 per diluted share, in the first half of fiscal 2003.

“We are pleased to announce strong results for the September quarter, as sales rose 5.3%, operating margins rose from 4.7% to 5.5% and net income grew by 33.5% from the June quarter,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “This performance reflects our efforts to grow our business and improve profit margins as well as a modest overall improvement in industry conditions.”

-more-

Mr. Davis continued, “In addition to our earnings performance, we accomplished a number of other goals during the quarter that significantly enhanced our leading industry position.  First, we further strengthened our balance sheet through strong cash flow.  Second, we expanded our market share through strategic acquisitions in two important markets, northern California and

Cleveland, Ohio.  And third, we bolstered the team focused on marketing, national accounts and solution selling of our CGXmedia suite of electronic products with the appointment of Aaron Grohs as Executive Vice President of Sales and Marketing.”

Mr. Davis concluded, “While we are confident in the continued success of our business model, we remain cautious regarding the pace of the recovery in the commercial printing industry and the future state of the economy in general.  As a result of these factors, we expect revenues and diluted earnings per share in the December quarter to be sequentially comparable with the September quarter.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.  The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

(Table to follow)

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
Sales	$174,624	$181,774	$340,453	$357,878
Cost of Sales	133,244	137,762	260,012	270,416
Gross Profit	41,380	44,012	80,441	87,462
Selling Expense	18,530	19,660	36,690	39,112
General and Administrative Expense	13,284	12,935	26,467	25,924
Operating Income	9,566	11,417	17,284	22,426
Interest Expense, net	1,762	2,732	3,730	5,590
Income before Taxes and Accounting Change	7,804	8,685	13,554	16,836
Income Taxes	3,044	3,300	5,229	6,398
Income before Accounting Change	4,760	5,385	8,325	10,438
Cumulative Effect of Accounting Change	—	—	—	74,376
Net Income (Loss)	$4,760	$5,385	$8,325	$(63,938)

Earnings Per Share - Before Accounting Change
Basic	$.36	$.41	$.62	$.79
Diluted	$.34	$.40	$.61	$.77

Earnings Per Share - After Accounting Change
Basic	$.36	$.41	$.62	$(4.84)
Diluted	$.34	$.40	$.61	$(4.73)

Weighted Average Shares Outstanding
Basic	13,406	13,215	13,378	13,212
Diluted	13,799	13,465	13,685	13,528